Citigroup Global Markets Holdings Inc.	January 27, 2021 Medium-Term Senior Notes, Series N Pricing Supplement No. 2021—USNCH6473 Filed Pursuant to Rule 424(b)(8) Registration Statement Nos. 333- 224495 and 333-224495-03

Callable CMS Spread Range Accrual Notes Contingent on the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due January 29, 2041

▪	Variable coupon. The contingent interest will accrue on the notes during each accrual period at a rate based on the CMS spread described below, but only for each elapsed day during that accrual period on which the accrual condition is satisfied. The accrual condition will be satisfied on an elapsed day only if the closing level of each underlying index on that day is greater than or equal to its accrual barrier level. Accordingly, contingent interest during each accrual period, if any, will depend on the CMS spread and the level of each underlying index. The amount of interest payable on the notes may be adversely affected by adverse movements in any one of these variables, regardless of the performance of the others. The notes may pay low or no interest for extended periods of time or even throughout the entire term.

▪	Call right. We have the right to call the notes for mandatory redemption on any potential redemption date specified below.

▪	The notes offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Stated principal amount:	$1,000 per note
Underlying indices:	Underlying indices	Initial index level*	Accrual barrier level**
	Nasdaq-100 Index®	13,112.65	6,556.325
	Russell 2000® Index	2,108.696	1,054.348
	S&P 500® Index	3,750.77	1,875.385
	* For each underlying index, its closing level on the pricing date ** For each underlying index, 50% of its initial index level
CMS spread:	On any CMS spread determination date, the 30-year constant maturity swap rate (“CMS30”) minus the 5-year constant maturity swap rate (“CMS5”) on that day. See “Information About the CMS Spread” in this pricing supplement.
CMS spread determination date:	The second U.S. government securities business day prior to the first day of the relevant accrual period
Pricing date:	January 27, 2021
Issue date:	January 29, 2021
Maturity date:	Unless earlier redeemed, January 29, 2041
Payment at maturity:	Unless earlier redeemed, $1,000 per note plus the coupon payment due at maturity, if any
Coupon payments:	On each coupon payment date, you will receive a coupon payment at an annual rate equal to the variable coupon rate for that coupon payment date. The variable coupon rate for any coupon payment date will be determined as follows:
relevant contingent rate per annum ×	number of accrual days during the related accrual period
number of elapsed days during the related accrual period

Each coupon payment per note will be equal to (i) $1,000 multiplied by the applicable variable coupon rate per annum divided by (ii) 12.

If the number of accrual days in a given accrual period is less than the number of elapsed days in that accrual period, the variable coupon rate for the related coupon payment date will be less than the full relevant contingent rate, and if there are no accrual days in a given accrual period, the variable coupon rate for the related coupon payment date will be 0%.

Relevant contingent rate:

The relevant contingent rate for any coupon payment date means:

10.00 × (the CMS spread (as of the CMS spread determination date for the related accrual period) minus 0.25%), subject to a minimum relevant contingent rate of 0.00% per annum and a maximum relevant contingent rate of 10.00% per annum.

If the CMS spread for any CMS spread determination date is less than or equal to 0.25%, the relevant contingent rate for that accrual period will be 0.00% and you will not receive any coupon payment on the related coupon payment date. The relevant contingent rate will in no event exceed the maximum relevant contingent rate.

Listing:	The notes will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000	$50	$950
Total:	$1,400,000	$70,000	$1,330,000

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the notes is $851 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the following hyperlinks:

Product Supplement No. IE-06-06 dated June 4, 2019                  Underlying Supplement No. 9 dated October 30, 2020

Prospectus Supplement and Prospectus each dated May 14, 2018

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (CONTINUED)
Coupon payment dates:	The 29th day of each month, or the last day of the month in the case of February, beginning on February 28, 2021, except that the final coupon payment date will be the maturity date (or the earlier date on which we redeem the notes, if applicable)
Accrual period:

For each coupon payment date, the period from and including the immediately preceding coupon payment date

(or, in the case of the first accrual period, the issue date) to but excluding such coupon payment date

Accrual day:	An elapsed day on which the accrual condition is satisfied
Elapsed day:	Calendar day
Accrual condition:	The accrual condition will be satisfied on an elapsed day if, and only if, the closing level of each underlying index is greater than or equal to its accrual barrier level on that elapsed day. For purposes of determining whether the accrual condition is satisfied on any elapsed day, if the closing level of any underlying index is not available for any reason on that day (including weekends and holidays), the closing level of such underlying index will be assumed to be the same as on the immediately preceding elapsed day (subject to the discussion in the section “Description of the Notes—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” in the accompanying product supplement). In addition, for all elapsed days from and including the fourth-to-last day that is a scheduled trading day for each underlying index in an accrual period to and including the last elapsed day of that accrual period, the closing levels of the underlying indices will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days.
Early redemption:	We have the right to redeem the notes, in whole and not in part, on any potential redemption date upon not less than five business days’ notice for an amount in cash equal to 100% of the stated principal amount of your notes plus the coupon payment due on the date of redemption, if any.
Potential redemption dates:	The coupon payment dates occurring in January, April, July and October of each year, beginning in January 2022 and ending in October 2040
CUSIP / ISIN:	17328YHY3 / US17328YHY32

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect the amount of any variable coupon payment you receive. These events and their consequences are described in the accompanying product supplement in the section “Description of the Notes—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” and not in this pricing supplement. In addition, the accompanying underlying supplement contains important disclosures regarding the underlying indices that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Although the accompanying product supplement contemplates only a single underlying index, the notes are linked to two underlying indices. Each of the provisions in the accompanying product supplement referring to the underlying index shall apply separately to each of the underlying indices to which the notes are linked.

Prospectus. The first sentence of “Description of Debt Securities— Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•	failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

•	failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and

•	certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

Variable Coupon Payments

The sections below provide examples of how the variable coupon payments on the notes will be determined. The first section, “—Determining the Hypothetical Relevant Contingent Rate,” provides a limited number of hypothetical examples of how the relevant contingent rate for any accrual period will be determined based on hypothetical CMS spread values, as determined on the second U.S. government securities business day prior to the beginning of the applicable accrual period. The second section, “—Determining the Hypothetical Variable Coupon Rates and Variable Coupon Payments,” provides a limited number of hypothetical examples of how the coupon payments on the notes will be determined based on a limited number of hypothetical relevant contingent interest rates and a limited number of hypothetical accrual days during a hypothetical accrual period. The figures below have been rounded for ease of analysis.

Determining the Hypothetical Relevant Contingent Rate

The table below presents examples of hypothetical relevant contingent rates based on various hypothetical CMS spread values.

Example	Hypothetical CMS Spread*	Hypothetical Relevant Contingent Rate per Annum**
1	-1.00%	0.00%
2	-0.80%	0.00%
3	-0.60%	0.00%
4	-0.40%	0.00%
5	-0.20%	0.00%
6	0.00%	0.00%
7	0.10%	0.00%
8	0.20%	0.00%
9	0.26%	0.10%
10	0.30%	0.50%
11	0.40%	1.50%
12	0.50%	2.50%
13	0.60%	3.50%
14	0.80%	5.50%
15	1.00%	7.50%
16	1.20%	9.50%
17	1.40%	10.00%
18	1.60%	10.00%
19	1.80%	10.00%
20	2.00%	10.00%
21	2.20%	10.00%
22	2.40%	10.00%

_______________________________

* Hypothetical CMS spread = (CMS30 – CMS5), where CMS30 and CMS5 are determined on the second U.S. government securities business day prior to the beginning of the applicable accrual period.

** Hypothetical relevant contingent rate per annum for the accrual period = 10.00 × (hypothetical CMS spread minus 0.25%), subject to a minimum of 0.00% and a maximum of 10.00% per annum.

Determining the Hypothetical Variable Coupon Rates and Variable Coupon Payments

The tables below present examples of the hypothetical variable coupon rate and hypothetical variable coupon payments based on the number of accrual days in a particular accrual period and different assumptions about the CMS spread. For illustrative purposes only, the tables assume an accrual period that contains 30 elapsed days and that the notes have not previously been redeemed. The actual coupon payment for any coupon payment date will depend on the actual number of accrual days and elapsed days during the related accrual period and the actual CMS spread on the CMS spread determination date for that accrual period. The variable coupon rate for each accrual period will apply only to that accrual period.

PS-3

Citigroup Global Markets Holdings Inc.

Assuming the CMS spread is 0.30% on the applicable CMS spread determination date:

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Relevant Contingent Rate per Annum**	Hypothetical Variable Coupon Rate per Annum***	Hypothetical Variable Coupon Payment per Note****
0	0.500%	0.000%	$0.00
1	0.500%	0.017%	$0.01
10	0.500%	0.167%	$0.14
15	0.500%	0.250%	$0.21
20	0.500%	0.333%	$0.28
25	0.500%	0.417%	$0.35
30	0.500%	0.500%	$0.42

Assuming the CMS spread is 2.00% on the applicable CMS spread determination date:

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Relevant Contingent Rate per Annum**	Hypothetical Variable Coupon Rate per Annum***	Hypothetical Variable Coupon Payment per Note****
0	10.00%	0.000%	$0.00
1	10.00%	0.333%	$0.28
10	10.00%	3.333%	$2.78
15	10.00%	5.000%	$4.17
20	10.00%	6.667%	$5.56
25	10.00%	8.333%	$6.94
30	10.00%	10.000%	$8.33

Assuming the CMS spread is 0.25% on the applicable CMS spread determination date:

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Relevant Contingent Rate per Annum**	Hypothetical Variable Coupon Rate per Annum***	Hypothetical Variable Coupon Payment per Note****
0	0.00%	0.000%	$0.00
1	0.00%	0.000%	$0.00
10	0.00%	0.000%	$0.00
15	0.00%	0.000%	$0.00
20	0.00%	0.000%	$0.00
25	0.00%	0.000%	$0.00
30	0.00%	0.000%	$0.00

_______________________________

* An accrual day is an elapsed day on which the accrual condition is satisfied (i.e., on which the closing level of each underlying index is greater than or equal to its accrual barrier level)

** The hypothetical relevant contingent rate is equal to 10.00 × (CMS spread (as of the CMS spread determination date for the related accrual period) minus 0.25%), subject to a minimum of 0.00% and a maximum of 10.00% per annum

*** The hypothetical variable coupon rate per annum is equal to (i) the hypothetical relevant contingent rate per annum multiplied by (ii) (a) the hypothetical number of accrual days in the related accrual period, divided by (b) 30

**** The hypothetical variable coupon payment per note is equal to (i) $1,000 multiplied by the hypothetical variable coupon rate per annum, divided by (ii) 12

PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with CMS30, CMS5 and each of the underlying indices. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	The notes offer a variable coupon rate, and you may not receive any coupon payment on one or more coupon payment dates. Any variable coupon payment you receive will be paid at a per annum rate equal to the relevant contingent rate for the applicable coupon payment date only if the accrual condition is satisfied on each elapsed day during the related accrual period. The accrual condition will be satisfied on any elapsed day only if the closing level of each underlying index on that elapsed day is greater than or equal to its respective accrual barrier level. If, on any elapsed day during an accrual period, the accrual condition is not satisfied, the applicable variable coupon payment will be paid at a rate that is less, and possibly significantly less, than the relevant contingent rate. If, on each elapsed day during an accrual period, the accrual condition is not satisfied, no variable coupon payment will be made on the related coupon payment date. Accordingly, there can be no assurance that you will receive a variable coupon payment on any coupon payment date or that any variable coupon payment you do receive will be calculated at the full relevant contingent rate. Furthermore, because the relevant contingent rate is a floating rate determined by reference to the CMS spread, the notes are subject to a contingency associated with the CMS spread. The relevant contingent rate will vary based on fluctuations in the CMS spread. If the CMS spread narrows, the relevant contingent rate will be reduced. The relevant contingent rate may be as low as zero for any coupon payment date. If the relevant contingent rate is zero for any coupon payment date, you will not receive any variable coupon payment on that coupon payment date even if the accrual condition is satisfied on each elapsed day in the related accrual period. Thus, the notes are not a suitable investment for investors who require regular fixed income payments.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you receive below-market or no variable coupon payments. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The relevant contingent rate may decline, possibly to 0.00%, if short-term interest rates rise. Although there is no single factor that determines CMS spreads, CMS spreads have historically tended to fall when short-term interest rates rise. Short-term interest rates have historically been highly sensitive to the monetary policy of the Federal Reserve Board. Accordingly, one significant risk assumed by investors in the notes is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the CMS spread. In that event, the relevant contingent rate would be reduced, and may be 0.00%, and the floating rate payable on the notes would also decline significantly, possibly to 0.00%. It is important to understand, however, that short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. Furthermore, it is important to understand that the CMS spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors.

▪	The relevant contingent rate on the notes may be lower than other market interest rates. The relevant contingent rate on the notes will not necessarily move in line with general U.S. market interest rates or even CMS rates and, in fact, may move inversely with general U.S. market interest rates. For example, if there is a general increase in CMS rates but shorter-term rates rise more than longer-term rates, the CMS spread will decrease, as will the relevant contingent rate. Accordingly, the notes are not appropriate for investors who seek floating interest payments based on general market interest rates.

▪	The relevant contingent rate on the notes is subject to a cap. As a result, the notes may pay interest at a lower rate than an alternative instrument that is not so capped.

▪	In determining the relevant contingent rate for any coupon payment date, the CMS spread will be reduced by 0.25%. Because 0.25% is deducted from the CMS spread before multiplying the difference by 10, the 0.25% deduction from the CMS spread reduces the variable interest rate on the notes by a full 2.50%. As a result, the interest payable on your notes will be less than that which would be payable without the 0.25% deduction.

▪	The higher potential yield offered by the notes is associated with greater risk that the notes will pay a low or no coupon on one or more coupon payment dates. The notes offer coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities (guaranteed by Citigroup Inc.). These risks include the risk that the variable coupon payments you receive, if any, will result in a yield on the notes that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity that are guaranteed by Citigroup Inc. The

PS-5

Citigroup Global Markets Holdings Inc.

volatility of the CMS spread and each of the underlying indices, and the correlation between the underlying indices and between the CMS spread and each underlying index, are important factors affecting this risk. Greater expected volatility and/or lower expected correlation as of the pricing date may contribute to the higher yield potential, but would also represent a greater expected likelihood as of the pricing date that you will receive low or no coupon payments on the notes.

▪	The notes are subject to risks associated with the CMS spread and each of the underlying indices and may be negatively affected by adverse movements in any one of these variables, regardless of the performance of the others. The amount of any variable coupon payments you receive will depend on the performance of the CMS spread and each of the underlying indices. If the CMS spread is low or zero, causing the relevant contingent rate to be low or zero, the notes will pay a low or no coupon even if the closing levels of the underlying indices are consistently greater than their respective accrual barrier levels. Conversely, even if the CMS spread is high, causing the relevant contingent rate to be high, the notes will pay no coupon if the closing level of any of the underlying indices is consistently less than its respective accrual barrier level. Moreover, if the closing level of any one of the underlying indices is less than its respective accrual barrier level, the accrual condition will not be satisfied, and no interest will accrue on the notes, even if the closing levels of the other underlying indices are significantly greater than their accrual barrier levels. Accordingly, you will be subject to risks associated with the CMS spread and each of the underlying indices, and your return on the notes will depend significantly on the relationship between such risks over the term of the notes. If any one performs sufficiently poorly, you may receive low or no variable coupon payments for an extended period of time, or even throughout the entire period of the term of the notes, even if the others perform favorably.

▪	The variable coupon payments depend on multiple variables, and you are therefore exposed to greater risks of receiving no variable coupon payments than if the notes were linked to just one variable. The risk that you will receive no variable coupon payment on one or more coupon payment dates is greater if you invest in the notes as opposed to substantially similar securities that are linked to the performance of just one variable. With multiple variables, it is more likely that the notes will accrue low or no interest during an accrual period than if payments on the notes were contingent on only one variable.

▪	The notes will be subject to risks associated with the CMS spread. The relevant contingent rate for any coupon payment date of the notes will depend on the CMS spread as of the CMS spread determination date for the related accrual period.

The relevant contingent rate will not depend on the absolute level of either CMS30 or CMS5, but rather on the relationship between CMS30 and CMS5—specifically, whether CMS30 is greater than CMS5. Many factors affect CMS30 and CMS5, such that future values of CMS30 and CMS5 and their relationship are impossible to predict. If the CMS spread for any CMS spread determination date is less than or equal to 0.25%, the relevant contingent rate for that accrual period will be 0.00% and you will not receive any coupon payment on the related coupon payment date.

Although there is no single factor that determines the CMS spread, the CMS spread has historically tended to fall when short-term interest rates rise. As with CMS rates, short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. Accordingly, one significant risk assumed by investors in the notes is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the CMS spread, possibly to a level that is below 0.00%. It is important to understand that, although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and London interbank markets and when there is a worsening of general economic and credit conditions. Furthermore, it is important to understand that the CMS spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. Another circumstance when the CMS spread has historically tended to fall and become negative is when the market expects an economic recession. Accordingly, another significant risk assumed by investors in the notes is that the market may anticipate a recession or that there may be a recession.

▪	The notes may be called for mandatory redemption at our option after the first year of their term, which limits your ability to receive variable coupon payments if the CMS spread and the underlying indices perform favorably. In determining whether to redeem the notes, we will consider various factors, including then current market interest rates and our expectations about payments we will be required to make on the notes in the future. If we call the notes for mandatory redemption, we will do so at a time that is advantageous to us and without regard to your interests. We are more likely to redeem the notes at a time when the CMS spread and the underlying indices are performing favorably from your perspective and when we expect them to continue to do so. Therefore, although the notes offer variable coupon payments of the notes with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity, if the notes are paying that higher yield and we expect them to continue to do so, it is more likely that we would redeem the notes. Accordingly, the redemption feature of the notes is likely to limit the benefits you receive from the variable coupon payments. If we exercise our redemption right prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. Alternatively, if the CMS spread and/or an underlying index is performing unfavorably from your perspective or when we expect it to do so in the future, we are less likely to call the notes, so that you may continue to hold notes paying below-market or no interest for an extended period of time.

▪	The closing levels of the underlying indices will not be observed on certain days and will be assumed to be the same as on earlier days, which will cause certain days to have a greater weight in determining the variable coupon rate. With respect to an elapsed day on which the closing level of an underlying index is not available, the closing level of such underlying index for that day will be deemed to be the same as on the immediately preceding elapsed day on which the level is available. In addition, for purposes of determining whether the accrual condition is satisfied, for all elapsed days from and including the fourth-to-last day that is a scheduled trading day for each underlying index in an accrual period to and including the last elapsed day of that accrual period, the

PS-6

Citigroup Global Markets Holdings Inc.

closing levels of the underlying indices will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days. The relative weighting of the applicable preceding elapsed day will be magnified for purposes of determining whether such elapsed day qualifies as an accrual day. Under these circumstances, if the applicable preceding elapsed day is not an accrual day, each successive day on which the closing level of that underlying index is not observed will also not qualify as an accrual day. As a result, to the extent that such preceding elapsed day is not an accrual day, such preceding elapsed day will have a greater weight in determining the number of accrual days during an accrual period. This could adversely affect the amount of any variable coupon payment.

▪	The return on the notes will be limited. The return on the notes will be limited to the sum of your coupon payments, even if the closing level of an underlying index greatly exceeds its initial index level at one or more times during the term of the notes. The maximum possible return on the notes is the maximum relevant contingent rate indicated on the cover of this pricing supplement, which would be achieved only if (i) the relevant contingent rate is the maximum relevant contingent rate for each accrual period and (ii) the closing level of each underlying index is greater than or equal to its accrual barrier level on each elapsed day during the term of the notes. You will not receive the dividend yield on, or share in any appreciation of, any underlying index over the term of the notes.

▪	You may not be adequately compensated for assuming the risks of the notes. The variable coupon payments you receive on the notes, if any, are the compensation you receive for assuming the risks of the notes, including interest rate risk, the risk that we may call the notes and our and Citigroup Inc.’s credit risk. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. The actual yield you realize on the notes could be lower than you anticipate because the coupon payments are variable and you may not receive any variable coupon payment. If the risks of the notes increase or are otherwise greater than you currently anticipate, the coupon payments may turn out to be inadequate to compensate you for all the risks of the notes.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The notes may be riskier than notes with a shorter term. The notes have a relatively long term to maturity, subject to our right to call the notes for mandatory redemption prior to maturity. By purchasing notes with a longer term, you are more exposed to fluctuations in market interest rates and equity markets than if you purchased notes with a shorter term. Specifically, you will be negatively affected if the CMS spread decreases or if the closing levels of the underlying indices fall below their respective accrual barrier levels. If either (i) the CMS spread decreases to a value that is equal to or less than 0.25% or (ii) the closing level of any of the underlying indices is less than its accrual barrier level on each day during an entire accrual period, you will be holding a long-dated note that does not pay any coupon.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying indices and the CMS spread, the correlation among the underlying indices and the CMS spread, dividend yields on the stocks that constitute the underlying indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes.

PS-7

Citigroup Global Markets Holdings Inc.

You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of the underlying indices and the CMS spread and a number of other factors, including the dividend yields on the stocks that constitute the underlying indices, expectations of future values of the CMS spread, interest rates generally, the positive or negative correlation among the CMS spread and the underlying indices, the time remaining to maturity of the notes and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the CMS spread and/or the underlying indices may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	The relationship between CMS30 and CMS5 may be different than the relationship between CMS rates of different maturities. The relevant contingent rate may be lower than it would be if it were based on a CMS rate with a longer maturity than 30 years or a shorter maturity than 5 years.

▪	CMS30 and CMS5 will be affected by a number of factors and may be highly volatile. CMS30 and CMS5 are influenced by many factors, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates;

•	current market expectations about inflation;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	the perceived general creditworthiness of the banks that participate in the interest rate swap market and the London interbank loan market; and

•	general credit and economic conditions in global markets, and particularly in the United States.

As a result of these factors, CMS30 and CMS5 may be highly volatile. Because CMS30 and CMS5 are market rates and are influenced by many factors, it is impossible to predict the future values of CMS30 and CMS5.

PS-8

Citigroup Global Markets Holdings Inc.

The CMS spread will be influenced by a number of complex economic factors, including those that affect CMS rates generally. However, the CMS spread depends not on how the relevant economic factors affect any one CMS rate or even CMS rates generally, but rather on how those factors affect CMS rates of different maturities (i.e., CMS30 and CMS5) differently.

▪	The manner in which CMS rates are calculated may change in the future. The method by which CMS rates are calculated may change in the future, as a result of governmental actions, actions by the publisher of CMS rates or otherwise. We cannot predict whether the method by which CMS rates are calculated will change or what the impact of any such change might be. Any such change could affect CMS rates in a way that has a significant adverse effect on the notes.

▪	The Russell 2000® Index is subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Our offering of the notes is not a recommendation of the CMS spread or the underlying indices. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the CMS spread and the underlying indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying indices or in instruments related to the CMS spread or the underlying indices or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the CMS spread and the underlying indices. These and other activities of our affiliates may affect the CMS spread or the levels of the underlying indices in a way that has a negative impact on your interests as a holder of the notes.

▪	Investing in the notes is not equivalent to investing in any of the underlying indices or the stocks that constitute any of the underlying indices. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute any of the underlying indices. You will not participate in any appreciation of any of the underlying indices over the term of the notes.

▪	Adjustments to any underlying index may affect the value of your notes. The sponsors of the underlying indices may add, delete or substitute the stocks that constitute the underlying indices or make other methodological changes that could affect the levels of the underlying indices. The sponsors of the underlying indices may discontinue or suspend calculation or publication of the underlying indices at any time without regard to your interests as a holder of the notes.

▪	Since August 2019, CMS30 and CMS5 have not been published on a significant number of scheduled publication days. If CMS30 or CMS5 is not published and at least three reference bank quotations are not provided, the relevant CMS rate will be determined by the calculation agent. Since August 2019, ICE Benchmark Administration Limited has not published CMS30 and CMS5 on a significant number of scheduled publication days. For example, in March and April 2020, CMS30 and CMS5 were not published on any of the scheduled publication days. It is possible that such non-publication may continue and that the frequency of non-publication may increase. If, with respect to any CMS spread determination date during the term of the notes, CMS30 or CMS5 is not published and at least three reference bank quotations are not provided as further described under “Information About the CMS Spread” in this pricing supplement, the relevant CMS rate will be determined by the calculation agent in good faith and in a commercially reasonable manner. As a result, any such increase in the frequency of non-publication may increase the likelihood that CMS30 or CMS5 for one or more CMS spread determination dates will be so determined by the calculation agent. See also “—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes.”

▪	Uncertainty about the future of LIBOR may affect CMS rates in a way that adversely affects the return on and the value of the notes. A CMS rate is a market rate for the fixed leg of a fixed-for-floating interest rate swap, where the floating leg is based on 3-month U.S. dollar LIBOR. As a result, CMS rates are significantly influenced by 3-month U.S. dollar LIBOR and expectations about future levels of 3-month U.S. dollar LIBOR. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the LIBOR administrator. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. It is also impossible to predict the impact of any LIBOR-related developments on the method of calculation or the values of CMS rates. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR, including for purposes of the interest rate swaps underlying CMS rates, and it is impossible to predict the effect of any such alternatives on the value of securities, such as the notes, that are linked to CMS rates. Any changes to 3-month U.S. dollar LIBOR or the calculation of CMS rates, and any uncertainty at what these changes may be, may affect CMS rates in a way that adversely affects your return on and value of the notes.

▪	CMS rates and the levels of the underlying indices may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions directly in the interest rate swaps that are used to determine CMS rates and/or in stocks that constitute the underlying indices and other financial instruments related to such interest rate swaps, the underlying indices or such stocks and may adjust such positions during the term of the notes. Our affiliates also trade the interest rate swaps that are used to determine CMS rates and the stocks that constitute the underlying indices and other financial instruments related to such interest rate swaps, the underlying indices or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect CMS rates and/or the levels of the underlying indices in a

PS-9

Citigroup Global Markets Holdings Inc.

way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying indices, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events or the discontinuance of an underlying index or a CMS rate, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. Any of these determinations made by Citibank, N.A. in its capacity as calculation agent may adversely affect any variable interest payment owed to you under the notes or the amount paid to you at maturity.

PS-10

Citigroup Global Markets Holdings Inc.

Information About the CMS Spread

The “CMS spread” on any day is equal to the 30-year constant maturity swap rate (“CMS30”) minus the 5-year constant maturity swap rate (“CMS5”) on that day. We refer to each of CMS30 and CMS5 as a “CMS rate”.

At any time, each CMS rate is a market rate for the fixed leg of a conventional fixed-for-floating U.S. dollar interest rate swap entered into at that time with the relevant maturity (30 years for CMS30 and 5 years for CMS5). A conventional fixed-for-floating U.S. dollar interest rate swap is an agreement between two parties to exchange payment streams in U.S. dollars over a given period of time, where one party pays a fixed rate (the “fixed leg”) and the other party pays a floating rate that is reset periodically based on 3-month U.S. dollar LIBOR (the “floating leg”). For example, CMS30 at any given time is a market rate for the fixed leg of a fixed-for-floating U.S. dollar interest rate swap with a maturity of 30 years and a floating rate reset periodically based on 3-month U.S. dollar LIBOR. 3-month U.S. dollar LIBOR is a measure of the rate at which banks lend U.S. dollars to each other for a period of 3 months in the London interbank market.

The relevant contingent rate is based on the CMS spread, on not on the absolute level of either CMS30 or CMS5. The relevant contingent rate for any coupon payment date of the notes will depend on the CMS spread as of the CMS spread determination date for the related accrual period. If the CMS spread for any CMS spread determination date is less than or equal to 0.25%, the relevant contingent rate for that accrual period will be 0.00% and you will not receive any coupon payment on the related coupon payment date.

The CMS spread is a measure of the difference, or spread, between two CMS rates of different maturities. The spread between two CMS rates of different maturities may be affected by numerous complex economic factors. It is not possible to predict whether the spread will be positive or negative at any time in the future. Investors in the notes are taking the risk that the spread between CMS30 and CMS5 will be zero or negative, meaning that CMS30 is equal to or less than CMS5.

Although there is no single factor that determines CMS spreads, CMS spreads have historically tended to fall when short-term interest rates rise. As with CMS rates, short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. Accordingly, one significant risk assumed by investors in the notes is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the CMS spread, possibly to a level that is below 0.00%. It is important to understand that, although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and London interbank markets and when there is a worsening of general economic and credit conditions. Furthermore, it is important to understand that the CMS spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. Another circumstance when the CMS spread has historically tended to fall and become negative is when the market expects an economic recession. Accordingly, another significant risk assumed by investors in the notes is that the market may anticipate a recession or that there may be a recession.

Determination of a CMS Rate

A CMS rate of a given maturity on any date of determination is the rate for U.S. dollar interest rate swaps with that maturity (i.e., 30 years in the case of CMS30 and 5 years in the case of CMS5) appearing on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) as of 11:00 a.m. (New York City time) on that date of determination.

If, however, the applicable CMS rate is not published on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) on any U.S. government securities business day on which such CMS rate is required, then the calculation agent will request mid-market semi-annual swap rate quotations from the principal New York City office of five leading swap dealers in the New York City interbank market (the “reference banks”) at approximately 11:00 a.m., New York City time, on that day. For this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with the applicable maturity, commencing on that day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to U.S. dollar LIBOR with a designated maturity of three months. If at least three quotations are provided, the applicable CMS rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the applicable CMS rate will be determined by the calculation agent in good faith and using its reasonable judgment.

A “U.S. government securities business day” means any day that is not a Saturday, a Sunday or a day on which The Securities Industry and Financial Markets Association’s U.S. holiday schedule recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

CMS rates are calculated by ICE Benchmark Administration Limited based on tradable quotes for U.S. dollar fixed-for-floating interest rate swaps with the applicable maturity that are sourced from electronic trading venues.

Discontinuance of a CMS Rate

If the calculation and publication of a CMS rate is permanently canceled, then the calculation agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as the applicable CMS rate, and the calculation agent may deem that rate (the “successor CMS rate”) to be the applicable CMS rate. Upon the selection of any successor CMS rate by the calculation agent pursuant to this paragraph, references in this pricing supplement to the original CMS rate will no longer be deemed to refer to the original CMS rate and will be deemed instead to refer to that successor CMS rate for all purposes. In such event, the calculation agent will make such adjustments, if any, to any value of the applicable CMS rate that is used for purposes of the notes as it

PS-11

Citigroup Global Markets Holdings Inc.

determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor CMS rate, the calculation agent will cause notice to be furnished to us and the trustee.

If the calculation and publication of a CMS rate is permanently canceled and no successor CMS rate is chosen as described above, then the calculation agent will calculate the value of the applicable CMS rate on each subsequent date of determination in good faith and using its reasonable judgment. Such value, as calculated by the calculation agent, will be the relevant CMS rate for all purposes.

Notwithstanding these alternative arrangements, the cancellation of a CMS rate may adversely affect coupon payments on, and the value of, the notes.

Historical Information

The rate for CMS30 at 11:00 a.m. (New York time) on January 26, 2021 was 1.563%. The rate for CMS5 at 11:00 a.m. (New York time) on January 26, 2021 was 0.511%. As a result, the CMS spread on January 26, 2021 was 1.052%.

The graph below shows the daily value of the CMS spread from January 3, 2011 to January 26, 2021, without giving effect to the 0.25% deduction that is made in connection with the determination of the relevant contingent rate. The relevant contingent rate will be calculated based not on the CMS spread, which is depicted below, but on the CMS spread minus 0.25%. For days on which CMS30 or CMS5 was not published by Reuters, the graph repeats the CMS spread from the last scheduled publication date on which both CMS30 and CMS5 were published by Reuters. Since August 2019, CMS30 and CMS5 have not been published on a significant number of scheduled publication days. We obtained the values below from Bloomberg L.P., without independent verification. You should not take the historical values of the CMS spread as an indication of the future values of the CMS spread during the term of the notes.

Historical CMS Spread (%) January 3, 2011 to January 26, 2021

PS-12

Citigroup Global Markets Holdings Inc.

Information About the Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market. All stocks included in the Nasdaq-100 Index® are traded on a major U.S. exchange. The Nasdaq-100 Index® was developed by the Nasdaq Stock Market, Inc. and is calculated, maintained and published by Nasdaq, Inc.

Please refer to the section “Equity Index Descriptions— The NASDAQ-100 Index®” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Nasdaq-100 Index® from publicly available information and have not independently verified any information regarding the Nasdaq-100 Index®. This pricing supplement relates only to the notes and not to the Nasdaq-100 Index®. We make no representation as to the performance of the Nasdaq-100 Index® over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Nasdaq-100 Index® is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing level of the Nasdaq-100 Index® on January 27, 2021 was 13,112.65.

The graph below shows the closing level of the Nasdaq-100 Index® for each day such level was available from January 3, 2011 to January 27, 2021. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels of the Nasdaq-100 Index® as an indication of future performance.

Nasdaq-100 Index® — Historical Closing Levels January 3, 2011 to January 27, 2021

PS-13

Citigroup Global Markets Holdings Inc.

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell.

Please refer to the section “Equity Index Descriptions—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Russell 2000® Index from publicly available information and have not independently verified any information regarding the Russell 2000® Index. This pricing supplement relates only to the notes and not to the Russell 2000® Index. We make no representation as to the performance of the Russell 2000® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Russell 2000® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing level of the Russell 2000® Index on January 27, 2021 was 2,108.696.

The graph below shows the closing level of the Russell 2000® Index for each day such level was available from January 3, 2011 to January 27, 2021. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels of the Russell 2000® Index as an indication of future performance.

Russell 2000® Index — Historical Closing Levels January 3, 2011 to January 27, 2021

PS-14

Citigroup Global Markets Holdings Inc.

Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the notes and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing level of the S&P 500® Index on January 27, 2021 was 3,750.77.

The graph below shows the closing level of the S&P 500® Index for each day such level was available from January 3, 2011 to January 27, 2021. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels of the S&P 500® Index as an indication of future performance.

S&P 500® Index — Historical Closing Levels January 3, 2011 to January 27, 2021

PS-15

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

If you are a U.S. Holder (as defined in the accompanying prospectus supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. The amount of interest you include in income in each taxable year based on the comparable yield will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the notes as determined under the projected payment schedule.

Although it is not entirely clear how the comparable yield and projected payment schedule must be determined when a debt instrument may be redeemed by the issuer prior to maturity, we have determined that the comparable yield for a note is a rate of 2.700%, compounded monthly, and that the projected payment schedule with respect to a note consists of the following payments (subject to the applicable business day convention):

February 28, 2021	$3.454	February 28, 2026	$2.620	February 28, 2031	$2.019	February 29, 2036	$1.615
March 29, 2021	$3.449	March 29, 2026	$2.592	March 29, 2031	$2.012	March 29, 2036	$1.608
April 29, 2021	$3.441	April 29, 2026	$2.584	April 29, 2031	$2.005	April 29, 2036	$1.602
May 29, 2021	$3.433	May 29, 2026	$2.577	May 29, 2031	$1.999	May 29, 2036	$1.595
June 29, 2021	$3.421	June 29, 2026	$2.549	June 29, 2031	$1.992	June 29, 2036	$1.588
July 29, 2021	$3.413	July 29, 2026	$2.542	July 29, 2031	$1.985	July 29, 2036	$1.581
August 29, 2021	$3.405	August 29, 2026	$2.535	August 29, 2031	$1.978	August 29, 2036	$1.575
September 29, 2021	$3.384	September 29, 2026	$2.505	September 29, 2031	$1.972	September 29, 2036	$1.568
October 29, 2021	$3.376	October 29, 2026	$2.498	October 29, 2031	$1.965	October 29, 2036	$1.561
November 29, 2021	$3.368	November 29, 2026	$2.491	November 29, 2031	$1.958	November 29, 2036	$1.554
December 29, 2021	$3.360	December 29, 2026	$2.484	December 29, 2031	$1.952	December 29, 2036	$1.548
January 29, 2022	$3.362	January 29, 2027	$2.460	January 29, 2032	$1.945	January 29, 2037	$1.541
February 28, 2022	$3.353	February 28, 2027	$2.453	February 29, 2032	$1.938	February 28, 2037	$1.534
March 29, 2022	$3.340	March 29, 2027	$2.428	March 29, 2032	$1.931	March 29, 2037	$1.528
April 29, 2022	$3.332	April 29, 2027	$2.421	April 29, 2032	$1.925	April 29, 2037	$1.521
May 29, 2022	$3.324	May 29, 2027	$2.414	May 29, 2032	$1.918	May 29, 2037	$1.514
June 29, 2022	$3.309	June 29, 2027	$2.393	June 29, 2032	$1.911	June 29, 2037	$1.507
July 29, 2022	$3.301	July 29, 2027	$2.386	July 29, 2032	$1.904	July 29, 2037	$1.501
August 29, 2022	$3.292	August 29, 2027	$2.379	August 29, 2032	$1.898	August 29, 2037	$1.494
September 29, 2022	$3.266	September 29, 2027	$2.359	September 29, 2032	$1.891	September 29, 2037	$1.487
October 29, 2022	$3.258	October 29, 2027	$2.352	October 29, 2032	$1.884	October 29, 2037	$1.480
November 29, 2022	$3.249	November 29, 2027	$2.345	November 29, 2032	$1.878	November 29, 2037	$1.474
December 29, 2022	$3.241	December 29, 2027	$2.338	December 29, 2032	$1.871	December 29, 2037	$1.467
January 29, 2023	$3.233	January 29, 2028	$2.321	January 29, 2033	$1.864	January 29, 2038	$1.460
PS-16

Citigroup Global Markets Holdings Inc.

February 28, 2023	$3.225	February 29, 2028	$2.315	February 28, 2033	$1.857	February 28, 2038	$1.454
March 29, 2023	$3.195	March 29, 2028	$2.296	March 29, 2033	$1.851	March 29, 2038	$1.447
April 29, 2023	$3.187	April 29, 2028	$2.290	April 29, 2033	$1.844	April 29, 2038	$1.440
May 29, 2023	$3.179	May 29, 2028	$2.283	May 29, 2033	$1.837	May 29, 2038	$1.433
June 29, 2023	$3.119	June 29, 2028	$2.266	June 29, 2033	$1.830	June 29, 2038	$1.427
July 29, 2023	$3.111	July 29, 2028	$2.259	July 29, 2033	$1.824	July 29, 2038	$1.420
August 29, 2023	$3.103	August 29, 2028	$2.252	August 29, 2033	$1.817	August 29, 2038	$1.413
September 29, 2023	$3.069	September 29, 2028	$2.242	September 29, 2033	$1.810	September 29, 2038	$1.406
October 29, 2023	$3.061	October 29, 2028	$2.235	October 29, 2033	$1.803	October 29, 2038	$1.400
November 29, 2023	$3.053	November 29, 2028	$2.228	November 29, 2033	$1.797	November 29, 2038	$1.393
December 29, 2023	$3.045	December 29, 2028	$2.221	December 29, 2033	$1.790	December 29, 2038	$1.386
January 29, 2024	$3.013	January 29, 2029	$2.214	January 29, 2034	$1.783	January 29, 2039	$1.380
February 29, 2024	$3.005	February 28, 2029	$2.207	February 28, 2034	$1.777	February 28, 2039	$1.373
March 29, 2024	$2.970	March 29, 2029	$2.199	March 29, 2034	$1.770	March 29, 2039	$1.366
April 29, 2024	$2.962	April 29, 2029	$2.192	April 29, 2034	$1.763	April 29, 2039	$1.359
May 29, 2024	$2.955	May 29, 2029	$2.186	May 29, 2034	$1.756	May 29, 2039	$1.353
June 29, 2024	$2.920	June 29, 2029	$2.169	June 29, 2034	$1.750	June 29, 2039	$1.346
July 29, 2024	$2.912	July 29, 2029	$2.163	July 29, 2034	$1.743	July 29, 2039	$1.339
August 29, 2024	$2.904	August 29, 2029	$2.156	August 29, 2034	$1.736	August 29, 2039	$1.332
September 29, 2024	$2.868	September 29, 2029	$2.140	September 29, 2034	$1.729	September 29, 2039	$1.326
October 29, 2024	$2.861	October 29, 2029	$2.133	October 29, 2034	$1.723	October 29, 2039	$1.319
November 29, 2024	$2.853	November 29, 2029	$2.126	November 29, 2034	$1.716	November 29, 2039	$1.312
December 29, 2024	$2.845	December 29, 2029	$2.120	December 29, 2034	$1.709	December 29, 2039	$1.306
January 29, 2025	$2.814	January 29, 2030	$2.114	January 29, 2035	$1.703	January 29, 2040	$1.299
February 28, 2025	$2.807	February 28, 2030	$2.107	February 28, 2035	$1.696	February 29, 2040	$1.292
March 29, 2025	$2.775	March 29, 2030	$2.098	March 29, 2035	$1.689	March 29, 2040	$1.285
April 29, 2025	$2.767	April 29, 2030	$2.091	April 29, 2035	$1.682	April 29, 2040	$1.279
May 29, 2025	$2.760	May 29, 2030	$2.085	May 29, 2035	$1.676	May 29, 2040	$1.272
June 29, 2025	$2.727	June 29, 2030	$2.077	June 29, 2035	$1.669	June 29, 2040	$1.265
July 29, 2025	$2.720	July 29, 2030	$2.070	July 29, 2035	$1.662	July 29, 2040	$1.258
August 29, 2025	$2.713	August 29, 2030	$2.063	August 29, 2035	$1.655	August 29, 2040	$1.252
September 29, 2025	$2.678	September 29, 2030	$2.052	September 29, 2035	$1.649	September 29, 2040	$1.245
October 29, 2025	$2.670	October 29, 2030	$2.046	October 29, 2035	$1.642	October 29, 2040	$1.238
November 29, 2025	$2.663	November 29, 2030	$2.039	November 29, 2035	$1.635	November 29, 2040	$1.231
December 29, 2025	$2.656	December 29, 2030	$2.032	December 29, 2035	$1.629	December 29, 2040	$1.225
January 29, 2026	$2.627	January 29, 2031	$2.026	January 29, 2036	$1.622	January 29, 2041	$1,001.218
PS-17

Citigroup Global Markets Holdings Inc.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the notes.

Upon the sale or exchange of the notes (including retirement upon early redemption or at maturity), you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes increased by interest income previously included on the notes (without regard to the adjustments described above) and decreased by prior payments according to the projected payment schedule. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior net interest inclusions on the note and as capital loss thereafter.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying prospectus supplement, if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying prospectus supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-18

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $50 for each note sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $50 for each note they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the notes are redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect CMS30 or CMS5 or the closing levels of the underlying indices and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately twelve months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the twelve-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

PS-19

Citigroup Global Markets Holdings Inc.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any

PS-20

Citigroup Global Markets Holdings Inc.

restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2021 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

PS-21